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                                                              EXHIBIT (h)(13)
                     Nicholas-Applegate Institutional Funds
                                600 West Broadway
                                   30th Floor
                               San Diego, CA 92101



                                February 14, 2001



Brown Brothers Harriman & Co.
70 Water Street
Boston, MA  02109


Ladies and Gentlemen:

         Reference is made to the Administration and Fund Accounting Agency Agreement between Nicholas-Applegate Institutional Funds and Brown Brothers Harriman & Co. dated May 1, 1999 (the "Agreement").

         Pursuant to Section 10 of the Agreement, we wish to amend the Agreement to add the Nicholas-Applegate International Structured Fund and the Nicholas-Applegate Small Cap Value Fund. The full list of Funds covered under Appendix C of the Agreement is amended as attached hereto.

         Please indicate your acceptance of this addition by signing the letter below and returning a copy to us. Thank you for your assistance regarding this matter.

Sincerely,



Charles H. Field, Jr.
Assistant Secretary


AGREED:

Brown Brothers Harriman & Co.



By: ____________________________

Title:___________________________